UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

River Valley Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

River Valley Bancorp

430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
(812) 273-4949

Notice of Annual Meeting of Shareholders

To Be Held On April 15, 2009

The Annual Meeting of Shareholders of River Valley Bancorp will be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 15, 2009, at 3:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of River to serve a three-year term expiring in 2012.

2.
Shareholder Proposal.  To vote on a shareholder proposal to request River’s Board of Directors to initiate a process to amend River’s articles of incorporation to provide for majority voting for the election of directors.

3.	Other Business. Other matters that may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment if you are a shareholder of record at the close of business on February 23, 2009.

We urge you to read the enclosed Proxy Statement carefully so that you will have information about the business to come before the meeting, or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of our Annual Report for the fiscal year ended December 31, 2008, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Matthew P. Forrester, President

Madison, Indiana
March 18, 2009

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the annual meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2009.

River’s Annual Report to Shareholders and the Proxy Statement for the Annual Meeting are available at http://www.cfpproxy.com/5503.

River Valley Bancorp

430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
(812) 273-4949

Proxy Statement

for

Annual Meeting of Shareholders

April 15, 2009

The Board of Directors of River Valley Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on April 15, 2009, at 430 Clifty Drive, Madison, Indiana, and at any adjournment of the meeting. River’s principal asset consists of 100% of the issued and outstanding shares of common stock of River Valley Financial Bank. We expect to mail this Proxy Statement to our shareholders on or about March 18, 2009.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of two directors to serve a three-year term expiring in 2012;

•
vote on a shareholder proposal (the “Shareholder Proposal”) to request River’s Board of Directors to initiate a process to amend River’s articles of incorporation to provide for majority voting for the election of directors; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information
Who is entitled to vote?

Shareholders of record at the close of business on February 23, 2009, the record date,  may vote at the Annual Meeting. On the record date, there were 1,500,322 shares of the Common Stock issued and outstanding, and River had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to approve the Shareholder Proposal?

Approval of the Shareholder Proposal will require that the number of votes cast in favor of the proposal exceed the number of votes cast against it.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to River and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the nominees for director listed below and against the Shareholder Proposal. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying River’s Secretary Lonnie D. Collins, 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250-0590 in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.  If you have instructed a broker to vote your shares, you will need to follow the directions received from your broker to change those instructions.

How do I vote shares held in River’s Employee Stock Ownership Plan?

We maintain an Employee Stock Ownership Plan which owns approximately 10.2% of River’s Common Stock. Employees of River and its subsidiaries participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of River Common Stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the election of each of management’s director nominees and against the Shareholder Proposal. The trustee will vote the shares of River Common Stock held in the Plan but not allocated to any participant’s account and allocated shares as to which no voting instructions are received in the same proportion as the allocated shares in the Plan are voted with respect to directors nominated to the Board.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on the director nominee will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information, as of February 23, 2009, about each person known by River to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
River Valley Financial Bank, as Trustee 430 Clifty Drive Madison, IN 47250	152,443 (2)	10.2%
Thomas M. and Mary E. Davee 215 West Main Street Madison, IN 47250	138,023 (3)	9.2%
Wellington Management Company, LLP First Opportunity Fund, Inc. 75 State Street Boston, MA 02109	89,993 (4)	6.0%

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the shareholders listed in the chart is based on Schedule 13D and 13G Report(s) they filed with the Securities and Exchange Commission containing information concerning shares held by them. It does not reflect any changes in shareholdings that may have occurred since the date of those filings.

(2)
These shares, as to which voting and dispositive power is shared, are held by the Trustee of the River Valley Bancorp Employee Stock Ownership Plan and Trust (the “ESOP”). The Employees participating in the ESOP are entitled to instruct the Trustee on how to vote shares held in their accounts under the ESOP. The ESOP requires the Trustee to vote any unallocated shares held in a suspense account under the ESOP or allocated shares as to which voting instructions are not received in the same proportion as allocated shares are voted.

(3)	Thomas M. Davee and Mary E. Davee are married and jointly own these shares. They share voting and dispositive power as to such shares.
(4)
Wellington Management Company, LLP and First Opportunity Fund, Inc. indicated that they may be the beneficial owners of these shares. Wellington Management Company, LLP, according to a Schedule 13G filed with the SEC, is a Massachusetts limited partnership and a registered investment advisor. First Opportunity Fund, Inc. is one of its clients, with whom Wellington shares investment power. First Opportunity Fund, Inc., 2344 Spruce Street, Suite A, Boulder, Colorado 80302, has sole voting power with respect to these shares.

Proposal 1 – Election of Directors

The Board of Directors currently consists of six members.  The By-Laws provide that the directors are to be divided into three classes as nearly equal in number as possible.  The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified.  One class of directors is elected annually.  The nominees for director this year are Robert W. Anger and Matthew P. Forrester, who are current directors of River.  If the shareholders elect Messrs. Anger and Forrester at the Annual Meeting, their terms will expire in 2012.

Fred W. Koehler is the cousin of John Muessel, the Bank’s Vice President - Trust Services.  Apart from this relationship, no nominee for director is related to any other director or executive officer of River or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The Board recommends that you vote FOR the nominees.

The following table sets forth certain information on the nominees for the position of director of River and each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.  The table also includes information on the number of shares of River Common Stock beneficially owned by all directors and executive officers of River as a group and by the Bank’s Executive Vice President.

Name	Expiration of Term as Director	Director of River Since	Common Stock Beneficially Owned as of February 23, 2009 (1)	Percentage of Class
Director Nominees
Robert W. Anger	2012	1996	20,532 (2)	1.4%
Matthew P. Forrester	2012	1999	53,130 (3)	3.5%

Directors Continuing in Office
Michael J. Hensley	2011	1996	24,332 (4)	1.6%
Fred W. Koehler	2010	1996	60,116	4.0%
Lillian Sue Livers, M.S., R.D.	2011	2002	1,265 (5)	*
Charles J. McKay, CPA	2010	2000	5,000 (6)	*

Named Executive Officer
Anthony Brandon			7,408 (7)	*

All directors and executive officers as a group (12 persons)			255,698 (8)	16.8%

*	Under 1% of outstanding shares.
(1)
Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2)	Of these shares, 9,246 are held jointly by Mr. Anger and his spouse and 2,000 are subject to stock options granted under the River Valley Bancorp Option Plan (the “Option Plan”).
(3)
Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 1,210 are held in an IRA for his spouse, 192 are held by him as custodian for his minor children, 14,150 are subject to stock options granted under the Option Plan, and 6,566 were held under the ESOP as of December 31, 2007.

(4)
Of these shares, 10,000 are held jointly by Mr. Hensley and his spouse, 9,096 are held in a trust for which Mr. Hensley serves as trustee, and 4,000 shares are held by Mr. Hensley as personal representative of his father’s estate.  Of these shares, 2,000 are pledged to secure a margin loan with a brokerage firm.

(5)	These shares are held jointly by Ms. Livers and her spouse.
(6)	These shares are held jointly by Mr. McKay and his spouse.
(7)
Of these shares, 2,992 are held jointly by Mr. Brandon and his spouse, 300 are subject to a stock award granted under the River Valley Bancorp Recognition and Retention Plan and Trust (“Recognition and Retention Plan”), and 3,916 are held under the ESOP as of December 31, 2007.  Excludes stock options for 5,000 shares which are not exercisable within a period of 60 days following the record date.

(8)
Of these shares, 2,800 are held under the Recognition and Retention Plan, 22,150 are subject to stock options granted under the Option Plan, and 26,890 were allocated to such persons under the ESOP as of December 31, 2007.

Presented below is information concerning the director nominee and directors continuing in office of River:

Robert W. Anger (age 71) served as the Bank’s Vice President - Lending from August, 1995 until his retirement in January, 1999. Prior to that, Mr. Anger served as the Bank’s President and Chief Executive Officer.

Matthew P. Forrester (age 52) became President and Chief Executive Officer of River and the Bank in October, 1999; he previously had served as Senior Vice President, Treasurer and Chief Financial Officer of Home Loan Bank and Home Loan Bancorp in Fort Wayne, Indiana for more than five years.

Michael J. Hensley (age 53) is a partner in the law firm Collins, Hensley & Wynn. Mr. Hensley served as a Compliance Officer, Assistant Trust Officer and the General Counsel to The Madison Bank & Trust Company from 1980 to January, 1989.

Fred W. Koehler (age 68) is retired. He formerly owned and operated Koehler Tire Co., a tire and automotive parts store in Madison, Indiana, and served as the Jefferson County Auditor for eight years. He serves as Chairman of the Board of Directors of River and the Bank.

Lillian Sue Livers, M.S., R.D. (age 59) has served as Director of The King’s Daughters’ Hospital & Health Service Foundation since 2006, and was Director of Nutrition Services of The King’s Daughters’ Hospital and Health Services between 1971 and 2006.

Charles J. McKay (age 56) is the owner of the accounting firm McKay Accounting Services, which is based in Madison, Indiana.

Corporate Governance

Director Independence.  All of the directors, except Matthew P. Forrester, meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of River’s Audit Committee, Stock Compensation Committee, Compensation Committee, and Governance and Nominating Committee meet these independence standards. The Board of Directors of River considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which for purposes of determining the independence of Audit Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between River or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Director Requirements and Nomination Process.  River’s By-Laws require directors to have their primary domicile in either Jefferson County, Indiana or Trimble County, Kentucky; to have had a loan or deposit relationship with the Bank for a continuous period of twelve months prior to their nomination to the Board; and, if a non-employee director, to have served as a member of a civic or community organization based in either Jefferson County, Indiana or Trimble County, Kentucky, for at least a continuous period of twelve months during the five years prior to their nomination to the Board.

Meetings of the Board of Directors.  During the fiscal year ended December 31, 2008, the Board of Directors of River met or acted by written consent 13 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of River held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees.  River’s Board of Directors has an Audit Committee, a Stock Compensation Committee, a Compensation Committee, and a Governance and Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, comprised of all directors except Matthew P. Forrester, recommends the appointment of River’s independent accountants, and meets with them to outline the scope and review the results of that audit. In addition, the Board of Directors has determined that Charles J. McKay is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met five times during the fiscal year ended December 31, 2008. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on River’s website at rvfbank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Stock Compensation Committee administers the Option Plan and the Recognition and Retention Plan. The members of that Committee are all directors except Matthew P. Forrester. The Stock Compensation Committee met one time during the fiscal year ended December 31, 2008. The Compensation Committee establishes compensation for River’s executive officers. Its members include all outside directors. The Compensation Committee met two times in 2008. The Compensation Committee has a separate charter which is posted on River’s website at rvfbank.com.

The Governance and Nominating Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to River’s Board of Directors each year. It met one time during 2008. Its members for this year’s nominations were Directors Koehler, Hensley, and McKay. The Nominating Committee has a separate charter that is available at www.rvfbank.com.

The corporate governance guidelines adopted by the Nominating Committee include provisions dealing with the qualifications and responsibilities of directors, ongoing director education, director committees and their duties, and director access to officers and employees.  In addition, the guidelines include the following provisions:

•
establishing a requirement that a director offers to resign upon a material change in his or her employment.  This requirement provides the Board with the opportunity to consider whether the director’s continued service on the Board is in the shareholders’ best interest;

•	establishing a limit on the number of public company boards on which directors may serve. This will help ensure that River’s directors are able to commit the time required for Board service;

•	requiring directors to meet periodically without employee directors or management;

•	requiring each director and each executive officer to own a minimum of 1,000 shares of common stock of River, either of record or beneficially;

•	requiring an annual evaluation of the performance of the Board and its committees; and

•	providing a framework for evaluation of management and succession planning.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on River's Board of Directors, the Nominating Committee considers issues of diversification, age, skills relevant to River’s business, community involvement, professional and business experience, and ethical conduct. The Nominating Committee also considers the qualification requirements for Directors in River’s By-laws as described above under “Director Requirements and Nomination Process.” The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed the By-laws and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on River's Board of Directors by a shareholder. The Nominating Committee has not received formal nominations of directors to serve on River’s Board of Directors from any of River's shareholders in connection with the Annual Meeting.

Article III, Section 12 of River’s By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors if they follow the procedures in the By-Laws for submitting nominations.  The procedures include, among other requirements, that the shareholder deliver written notice of a proposed nomination to the Secretary of River not less than 120 days prior to the Annual Meeting or, if less than 130 days’ notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in River’s By-Laws if the Annual Meeting is held on that date), the shareholder notice must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.

Communications with Directors.  River has adopted a policy for its shareholders to send written communications to River’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at River’s main office. River has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of River’s directors at the time attended the Annual Meeting of Shareholders on April 16, 2008.

Proposal 2 – Shareholder Proposal
To Initiate The Appropriate Process To Implement
Majority Voting For Election Of Directors

The joint owners of approximately 138,023 shares of Common Stock of River Valley Bancorp (“River”), Thomas M. and Mary E. Davee, 430 Fairmount Drive, Madison, Indiana 47250, have notified River of their intention to propose a resolution at the Annual Meeting. The resolution and supporting statement provided by Mr. Davee is set forth below.

Shareholders should be advised that River is not responsible for the following contents of the Shareholder Proposal or the Supporting Statement:

Shareholder Proposal

Resolved: That the shareholders of River Valley Bancorp (“River”) hereby request that the board of directors initiate the appropriate process to amend River’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: River is incorporated in Indiana. Indiana law provides that, unless otherwise specified in the articles of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

River presently uses the plurality vote standard to elect directors. This proposal requests that the board of directors of River initiate a change in River’s director election vote standard to provide that nominees for the board of directors must receive a majority of the votes cast in order to be elected or re-elected to the board.

I believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under River’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the board.

I also believe a majority vote standard in director elections will reinforce the accountability of directors to shareholders. Our articles of incorporation and bylaws place significant power in the hands of the directors. For example, only directors can call a special shareholders’ meeting or amend the bylaws, and actions by the directors can impact whether an acquisition proposal that has the support of a majority of our shareholders can proceed.

At the urging of shareholders, a number of public companies have adopted provisions in their organization documents to require majority voting in the election of directors. I believe that now is the right time to take this step at River.

This proposal is not intended to limit the judgment of the board of directors in crafting the requested governance change. For instance, the board of directors should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominee exceeds the available board seats.

Please support for this important director election reform.

RESPONSE OF THE BOARD OF DIRECTORS

Statement in Opposition to the Shareholder Proposal

The Board has reviewed this proposal and recommends a vote against it. The Board believes that adherence to sound corporate governance policies and practices is important to ensuring that River is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders. After careful consideration, the Board has determined that implementing the majority vote standard advanced in this shareholder proposal would not enhance shareholder value and would not be in the best interests of River and its shareholders.

River’s current director election policies are established by its Articles of Incorporation, Code of Bylaws and Corporate Governance Guidelines. River’s Code of Bylaws provides that directors are elected under a plurality vote standard, meaning nominees who receive the most affirmative votes will be elected to the Board. The system of plurality voting, which the proponent seeks to replace, has long been the accepted and predominant system among U.S. public companies.  Plurality voting is in fact the default system under Indiana law, and it can only be changed by a contrary provision in an Indiana corporation’s Articles of Incorporation. River’s Articles of Incorporation do not override the Indiana statute providing for a plurality vote. In addition, the Board has adopted Corporate Governance Guidelines that set forth a director resignation policy, as discussed further below. Under this policy, any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation as a director to the Chairman of the Board.

For the reasons discussed below, the Board believes it would not be in the best interests of River’s shareholders to change the method by which directors are elected to the method presented in the Shareholder Proposal.

Complications from Systems other than Plurality Voting.  The majority vote system suggested by the proponent is simple in concept. In practice, however, a “failed election” under the majority vote system, meaning an uncontested election where a director nominee does not achieve a majority of the votes cast, raises complications under current law. Under Indiana law and River’s Articles of Incorporation, a director whose term expires continues to serve as a “holdover director” until his or her successor is elected and qualified. Thus, under a straight majority vote system, without other mechanisms also in place that change the holdover rule, an unsuccessful candidate in a failed election who is an incumbent could continue to serve as a director, until at least the next annual meeting, and perhaps until the end of the next three-year term despite the failed election. If the candidate is not an incumbent, the director position would become vacant and could be filled by the directors acting alone, thus effectively bypassing the election process entirely for a three-year term. We do not believe such a result furthers shareholder democracy.  On the other hand, if the “holdover” rule were to be abolished, a failed election could create a large and unanticipated number of immediate board vacancies, exposing River to the dangers inherent in having an inadequate number of independent directors at the helm and having its attention diverted to identifying and recruiting qualified replacement directors.

Plurality is the Dominant Statutory System. When the plurality vote and majority vote standards were reviewed and considered by the American Bar Association Committee on Corporate Laws of the Section of Business Law in 2006 and 2007, the Committee again retained the plurality standard for director elections in the published Model Business Corporation Act Annotated, 4th Edition. According to the Model Business Corporation Act Annotated, 4th Edition, approximately 44 jurisdictions expressly provide that directors are elected by plurality vote.  As the proponent says, a number of public companies have adopted provisions requiring majority voting, many at the urging of shareholders seeking to make shareholder participation in director elections more meaningful, but the Board believes that, as discussed below with respect to its Corporate Governance Guidelines, River has already made a “withhold” vote more meaningful without either having to amend its Articles of Incorporation and Code of Bylaws or having to ignore the prevailing Indiana and U.S. law favoring the plurality vote system.

River Has Already Addressed the Concerns Expressed in the Proposal. In response to significant interest in majority voting for directors in the corporate and legal communities, and growing sentiment of shareholders of various companies that such a standard would increase a board’s accountability, in 2009 the Board adopted an amendment to its Corporate Governance Guidelines to include a director resignation policy (the “Director Resignation Policy”). The Board believes that this policy gives real meaning to the majority “withhold” vote without suffering the unintended consequences discussed above as a result of “holdover” provisions.  The Board also believes this policy serves the interests of River’s shareholders by establishing direct and effective consequences for directors who do not receive a majority vote. According to the Director Resignation Policy:

•
Any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation as a director to the Chairman of the Board.

•
The Governance and Nominating Committee, which consists entirely of independent directors, must recommend to the full Board whether to accept or reject the resignation based on all relevant factors (including any stated reasons why shareholders withheld their votes).

•	The Board must act on the Governance and Nominating Committee’s recommendation no later than 90 days following the tender of the director’s resignation.

•	No affected resigning director will participate in either the Governance and Nominating Committee recommendation or the Board consideration of that director’s resignation.

•
Within four days of the Board reaching its decision, River must disclose the Board’s decision, providing a full explanation of the process by which the decision was reached, in a Form 8-K filed with the SEC.

History of Strong Directors Under the Plurality Vote Standard.  It is important to note that River directors have consistently received broad shareholder support. The Shareholder Proposal suggests a concern that River directors may be elected by minimal affirmative votes. That clearly has not been the case.

River’s plurality vote standard has resulted in an excellent history of electing strong and independent directors. Moreover, in no instance has the plurality vote standard prevented River’s shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole. In fact, last year each of the three director nominees received the affirmative vote of approximately 90% of the votes cast (last year, out of approximately 1.3 million total votes, approximately 142,000 votes were uniformly cast against each of them).  Prior to that, from 2004 through 2007, every nominee for election to the Company’s Board received the affirmative vote of approximately 99% of the votes cast with respect to his or her election. No director has received the affirmative vote of fewer than 89.62% of votes cast.

The Board does not believe that this history supports a case for change at River, regardless of what may have been appropriate for other public companies that have considered the matter, and therefore the Board does not believe it is in the best interest of River or its shareholders to allocate additional time and resources to altering its fundamental Articles of Incorporation and Code of Bylaws.

The Board of Directors recommends a vote AGAINST the shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

Executive Compensation

Summary Compensation Table for 2008

The following table presents information for compensation awarded to, earned by, or paid to Matthew P. Forrester and Anthony D. Brandon (the “Named Executive Officers”) for 2008 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Matthew P. Forrester Chairman, President and Chief Executive Officer	2008 2007	$188,238 181,041	$18,501 16,464	— —	— —	$56,175 28,428	$5,325 4,981	$268,329 230,914
Anthony D. Brandon Executive Vice President	2008 2007	$103,000 100,000	$10,720 8,262	$6,855 6,855	$563 —	$7,000 2,000	$3,090 3,003	$131,228 120,120

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan and in the case of Mr. Forrester, director fees whether paid or deferred.
(2)
The Stock Awards and the Option Awards columns present the expense that River recognized under Statement of Financial Accounting Standards No. 123 (Revised) for awards granted in 2008 and 2007 and awards granted prior to 2007 that were required to be expensed but had not been fully expensed prior to 2007 or 2008. Assumptions used in calculating these amounts are included in Note 1 to River’s audited financial statements for 2008 included in River’s Annual Report on Form 10-K for 2008.

(3)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s defined benefit plan, between December 31, 2006 and December 31, 2007, and between December 31, 2007 and December 31, 2008. Also, included in this total for Mr. Forrester is $3,428 of above-market interest on deferred director fees for 2007, and $4,175 of above market interest on deferred director fees for 2008.  Interest accrues at the rate of 10% per annum under Mr. Forrester’s deferred compensation agreement and the applicable market rate of interest was 6.91% per year for 2007 and 2008.

(4)
Includes the Bank’s matching contributions and allocations under its 401(k) Plan. The Named Executive Officers received certain perquisites during 2007 and 2008, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

Stock Option Plan

On April 29, 1997, the Board of Directors of River approved the River Valley Bancorp Stock Option Plan, which became effective on June 23, 1997, when the shareholders approved the Option Plan. The Stock Compensation Committee, which is composed of non-employee directors, administers the Option Plan.

The Option Plan provides for the grant of incentive and non-qualified options and reserved 238,050 shares of Common Stock for issuance pursuant to option grants. As of the date of this Proxy Statement, options for 52,550 shares of Common Stock remain outstanding under the Option Plan with an average price per share of $11.94, and 40,508 shares of Common Stock are reserved for future issuance under the Option Plan. River’s Board of Directors may terminate the Plan at any time, but termination of the Option Plan may not adversely affect the validity of options previously granted under the Plan. No incentive options may be granted under the Option Plan at this time, but non-qualified stock options may be granted.

The Stock Compensation Committee may grant options under the Option Plan to officers and other key employees of River or its subsidiaries who are materially responsible for the management or operation of the business of River or its subsidiaries and have provided valuable services to River or it subsidiaries. Any individual may be granted more than one option under the Option Plan.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of ten years (in the case of incentive options) or ten years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options will become exercisable at a rate of 20% at the end of each twelve months of service with us after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Option Plan, optionees may deliver a notice to their broker to deliver to River the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of River. Payment of the option price may also be effected by tendering whole shares of River’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

Director Stock Option Plan

On September 19, 2000, the Board of Directors of River approved the River Valley Bancorp Director Stock Option Plan pursuant to which stock options for 14,000 shares were granted to six directors of River and to River’s Secretary. There are currently options for 2,000 shares of River’s Common Stock outstanding under the Director Plan with an average option price of $6.99 per share. The terms of the options expire September 18, 2010. They are all non-qualified stock options. No further options may be granted under this Director Plan. These options may be adjusted for capital changes such as stock splits or stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Director Plan, optionees may deliver a notice to their broker to deliver to River the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of River. Payment of the option price may also be effected by tendering whole shares of River’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her service as a director, the options will terminate during specified periods.

Recognition and Retention Plan

The River Valley Bancorp Recognition and Retention Plan provides our officers and directors an ownership interest in River through grants of Common Stock. Since 1997, the Bank has contributed funds to the Recognition and Retention Plan to enable it to acquire 95,220 shares of Common Stock, 81,390 of which have already been awarded under the Recognition and Retention Plan, and 13,830 of which remain available for future awards.

Awards are nontransferable and nonassignable, and during the lifetime of the recipient can only be earned by and made to him or her. The shares which are subject to an award will vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve months of service with us after the date of grant of the award. Service includes service as a director or director emeritus of River Valley or River. Awards are adjusted for capital changes such as stock dividends and stock splits.

Awards will become 100% vested upon termination of employment or service due to death or disability. If an executive officer's or director’s employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause, or if conduct would have justified termination or removal for cause, shares not already distributed under the Recognition and Retention Plan, whether or not vested, may be forfeited by resolution of the Board of Directors of River.

When shares become vested and may actually be distributed in accordance with the Recognition and Retention Plan, the participants also receive amounts equal to accrued dividends and other earnings or distributions payable with respect to the Common Stock. When shares become vested under the Recognition and Retention Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant is a deductible expense for tax purposes for River. Shares not yet vested under the Recognition and Retention Plan are voted by the Trustee of the Recognition and Retention Plan, taking into account the best interests of the recipients of the Recognition and Retention Plan awards.

401(k) Plan

Our full-time salaried employees who are over 21 years of age with at least one year of service may participate in the River Valley Financial Bank 401(k) Savings Plan. Participants may elect to make monthly contributions up to 6% of their salary, subject to any applicable limits under the Internal Revenue Code. We make a matching contribution of 50% of the employee’s contribution that does not exceed 6% of the employee’s salary for employees hired prior to September 1, 2005, and 100% of the employee’s contribution that does not exceed 6% of the employee’s salary for employees hired on or after September 1, 2005. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions vest after three years of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

Employee Stock Ownership Plan And Trust

River established for eligible employees an Employee Stock Ownership Plan effective January 1, 1996. Employees with at least one year of employment with and who have attained age twenty-one are eligible to participate. The Employee Stock Ownership Plan borrowed funds from River and used such funds to purchase 190,440 shares at $10.00 per share at the time the Bank converted to stock form. That loan has been paid in full and all of the shares purchased have been allocated to participants in the Employee Stock Ownership Plan. In 2007, the Company contributed 9,996 shares to the Employee Stock Ownership Plan.  In 2008, the Company contributed 9,992 shares to the Employee Stock Ownership Plan.

Benefits under the Employee Stock Ownership Plan generally become 100% vested after three years of credited service. Prior to the completion of three years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefit under the Employee Stock Ownership Plan. Forfeitures are reallocated among remaining participating employees upon the earlier of the forfeiting participant’s death or after the expiration of at least three years from the date on which such participant’s employment was terminated. Benefits are payable in the form of Common Stock or cash upon death, retirement, early retirement, disability or separation from service.

River has established a committee of employees of the Bank to administer the Employee Stock Ownership Plan. The Bank’s Trust Department serves as corporate trustee of the Employee Stock Ownership Plan. The Employee Stock Ownership Plan committee may instruct the trustee regarding investment of funds contributed to the Employee Stock Ownership Plan. The Employee Stock Ownership Plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of participating employees. Under the Employee Stock Ownership Plan, nondirected shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.

Outstanding Equity Awards at December 31, 2008

The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2008.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options(#)				Number of Shares or	Market Value of Shares or
Name	Exercisable	Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Units of Stock That Have Not Vested (#)	Units of Stock That Have Not Vested ($)(2)

Matthew P. Forrester	4,150	—	$6.32	10/12/2009	—	—
	10,000	—	$6.99	09/19/2010	—	—
Anthony D. Brandon	—	5,000	$14.56	09/16/2018	300 (3)	$3,765(3)

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2008.
(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of River’s Common Stock on December 31, 2008, which was $12.55 per share.
(3)	These shares vest on September 21, 2009.

Defined Benefit Pension Plan

The Bank provides a Pentegra Group defined benefit pension plan, which is a noncontributory, multi-employer comprehensive pension plan. Our employees participate in the plan once they have completed six months of service, assuming they complete 1,000 hours of service in a calendar year. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee’s average salary (for his highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. Benefits are currently subject to maximum Internal Revenue Code limitations of $185,000 per year.

Benefits under River’s Pension Plan are based upon the average of the employee’s highest five years base salary as of January 1. The benefit formula is 1.25%. There is a five year cliff vesting. Normal retirement age is 65.  However, there is an early retirement provision beginning at age 45 with a 3% discount for each year before the normal retirement age. A lump sum benefit is available on balances earned prior to October 1, 2006.

River discontinued new enrollees in the Pension Plan as of September 1, 2005.  We recorded expenses totaling $156,145 for the Pension Plan during the fiscal year ended December 31, 2008.

Employment Agreements

The Bank has entered into an employment agreement with Matthew P. Forrester, the Bank’s President and Chief Executive Officer. The agreement is for a three-year term and extends annually for an additional one-year term to maintain its three-year term if the Bank’s Board of Directors determines to so extend it. Under the agreement, Mr. Forrester receives an initial annual salary equal to his current salary, subject to increases approved by the Board of Directors. The agreement also provides, among other things, for Mr. Forrester’s participation in other bonus and fringe benefit plans available to other employees. He may terminate his employment upon ninety days’ prior written notice to the Bank. The Bank may discharge him for just cause at any time or in certain events specified by applicable law or regulations. If the Bank terminates Mr. Forrester’s employment for other than just cause or he is constructively discharged and such termination does not occur after a change in control of the Bank or River, the agreement provides for his receipt of a lump-sum or periodic payment of an amount equal to the sum of (A) his base salary through the end of the then-current term, plus (B) his base salary for an additional twelve-month period, plus (C) in his sole discretion and in place of continued participation in his employer’s fringe benefit plans, cash in an amount equal to the cost of obtaining all health, life, disability and other benefits in which he would otherwise be eligible to participate. If following a change in control of the Bank or River, Mr. Forrester is not offered employment for at least 36 months in his same position with similar responsibilities and at the same compensation and substantially the same benefits as he was receiving prior to the change in control, or if such employment does not continue for 36 months after such offer of employment is accepted by Mr. Forrester, the agreement provides for his receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code) and (B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Internal Revenue Code. If the payments provided for under the agreement, together with any other payments made to Mr. Forrester by the Bank, are determined to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation that would be paid to Mr. Forrester under the agreement if such agreement were terminated after a change in control of the Bank would be $528,000. River has guaranteed the obligations of the Bank under this employment agreement.

For purposes of the employment agreement, a change in control occurs if:

•
a person or group acquires ownership of stock representing more than 50% of the Bank’s or River’s total fair value or total voting power of the stock of the Bank or River and stock of the Bank or River remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or River;

•
during a twelve-month period, a majority of the directors of River is replaced by directors whose appointment or election is not endorsed by a majority of the members of River’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of River; or

•
a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.

A similar contract has been entered into with Anthony D. Brandon.  A third contract, specifying a two-year term,  has been entered into with another executive officer of River. The cash compensation which would be paid under these contracts if the affected employees were terminated after a change of control of River without cause by the Bank, or for cause by the employees, would be $497,000.

Salary Continuation Agreement

On January 25, 2007, the Bank entered into a Salary Continuation Agreement with Mr. Forrester. The agreement provides that if Mr. Forrester retires at age of sixty-five, he will receive an annual benefit in the amount of $50,000 in equal monthly installments for a period of fifteen years. If Mr. Forrester retires after attaining the age of sixty-two but prior to age sixty-five, he will receive in equal monthly installments over a period of fifteen years an amount equal to the liability accrued by the Bank (the “Accrual Balance”) pursuant to the agreement. If Mr. Forrester’s employment is terminated prior to age sixty-two, the Agreement provides that he will receive a lump sum payment of the Accrual Balance as determined at the end of the month prior to the termination. If Mr. Forrester dies before complete distribution of the benefits, the remaining benefit will be distributed to his beneficiary. The agreement also provides for Mr. Forrester to receive a lump sum payment of his Accrual Balance if a disability results in the termination of his employment before age sixty-two. He is entitled to the same payment he would receive upon normal retirement if his employment is terminated after a change in control of the Bank (as defined in Internal Revenue Code Section 409A), payable in a lump sum within 30 days after his termination of employment. Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under §280G of the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreement will be administered by the plan administrator, which will be the Bank’s Board of Directors or a committee or person appointed by the Board.  The projected net benefit expense was $21,407 for 2008.

Supplemental Life Insurance Agreement

Also on January 25, 2007, the Bank entered into a Supplemental Life Insurance Agreement with Mr. Forrester. The Supplemental Life Insurance Agreement documents an arrangement the Compensation Committee had approved on October 17, 2006, and pursuant to which the Bank had purchased life insurance policies on the life of Mr. Forrester and will divide the policy death proceeds with the beneficiary he designates. If Mr. Forrester dies while employed by the Bank, his beneficiary will be entitled to fifty percent of the amount by which the total death proceeds exceed the greater of the policy cash surrender value or the aggregate premiums paid by the Bank. Mr. Forrester’s designated beneficiary will not be entitled to any benefit if Mr. Forrester dies after the termination of his employment with the Bank.

Split Dollar Insurance Plan

On January 25, 2007, the Board of Directors of the Bank approved and adopted the River Valley Financial Split Dollar Insurance Plan. The plan authorizes the Bank to purchase life insurance policies on the lives of certain Bank employees selected to participate in the Plan and to divide the policy death proceeds with the beneficiary designated by the employee participant. If the participant dies while employed by the Bank, the participant’s beneficiary will be entitled to the lesser of (1) $100,000 or (2) the total death proceeds of the policy minus the greater of (a) the cash surrender value or (b) the aggregate premiums paid by the Bank. A participant’s designated beneficiary will not be entitled to any benefit under the plan if the participant dies after the termination of the participant’s employment with the Bank. The plan provides that it will be administered by the Bank’s Board of Directors, or a committee chosen by the Board. The plan administrator, in its sole discretion, will select the employees who will participate in the Plan. On January 25, 2007, the Bank’s Board of Directors, acting as the plan administrator, selected ten employees to participate in the Plan, including Anthony D. Brandon, Matthew P. Forrester, Mark A. Goley, Vickie L. Grimes and John M. Muessel, each of whom is an executive officer of River.

Compensation of Directors for 2008

The following table provides information concerning the compensation paid to or earned by the members of River’s Board of Directors other than Matthew P. Forrester for River’s last fiscal year, whether or not deferred.
Name (1)	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation ($)(3)	Total ($)(4)
Robert W. Anger	$20,200	$2,759	$19,653	$42,612
Michael J. Hensley	18,800	2,516	—	21,316
Fred W. Koehler	35,200	5,782	36,095	77,077
Lillian Sue Livers, M.S., R.D.	19,850	—	—	19,850
Charles J. McKay	19,650	3,325	—	22,975

(1)	Information on Mr. Forrester, who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
This column includes any above-market earnings on deferred compensation to which the directors are entitled under their deferred compensation agreements. Interest accrues at a rate which is the lower of 10% per annum or the five-year average of the return on equity of River under these agreements, and the applicable market rate of interest was 6.91% for 2007 and 2008.

(3)	Includes payments made to these directors in 2008 under their deferred compensation agreements.
(4)	Mr. Anger had fully exercisable options for 2,000 shares at December 31, 2008, at an exercise price of $6.99.

Directors of River are paid directors’ fees of $500 for each meeting attended.

All directors of the Bank are entitled to receive monthly director fees in the amount of $1,200 for their services. Directors of the Bank also receive fees in the amount of $250 for each special meeting of the Board. Outside directors attending Loan Committee meetings are paid $50 for each such meeting. The Bank also has an Appointed Community Advisory Board consisting of five members of the Clark County, Indiana, area. Those members meet quarterly and are paid $400 per meeting attended. Total fees paid to or deferred by directors and community advisory members for the year ended December 31, 2008, were $143,750.

The Bank, pursuant to deferred compensation agreements, permits directors and directors emeritus to defer payment of some or all of their monthly directors’ fees or salary for a maximum period of five years. Upon reaching the retirement age specified in their respective joinder agreements, directors who participate in the deferred compensation plan receive fixed monthly payments for a specific period ranging from 60 to 180 months, depending on the director’s election in his joinder agreement, but may also elect to receive their benefits in a lump sum in the event of financial hardship. The agreements also provide for death and disability benefits, and benefits upon a change in control of the Bank.  In the event of a change in control, the directors receive their accrued benefit under the plan payable in a lump sum within 30 days of the change in control.  For this purpose, change in control is defined as provided under “Employment Agreements” above.  If Mr. Forrester had been entitled to a change of control payment under his deferred compensation agreement as of December 31, 2008, he would have received a payment of $148,141within 30 days following the change in control.

The Bank has purchased paid-up life insurance on the lives of directors and directors emeritus  participating in the deferred compensation plan to fund benefits payable thereunder. In addition, the Bank has paid-up life insurance on officers and other management staff.  The insurance is provided by Midland National Life Insurance Company, Great West Life & Annuity Insurance Co., Massachusetts Mutual Life Insurance Co., New York Life Insurance and Annuity Corp., Security Life of Denver Insurance Co., Transamerica Life Insurance Co., West Coast Life Insurance Co., and Pacific Life Insurance Co.  At December 31, 2008, the cash surrender value of the policies was carried on the books of the Bank at approximately $7,871,619. The Bank expensed $0 in connection with these agreements for the year ended December 31, 2008.

Transactions With Certain Related Persons

All lending decisions above board authorized limits for each loan officer of the Bank are presented to the Loan Committee of the Board of Directors for their approval. Pursuant to standard operating procedures, senior management must approve all extensions of credit to employees of the Bank. Requests above the senior officer authorized limits, and all requests originating from directors of the Bank are presented to the Loan Committee with the applicants removing themselves from the room and active discussion of the request.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. The Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. Loans to directors, executive officers and their associates totaled approximately $2,330,806, or 9.50% of equity capital at December 31, 2008.

Audit Committee Report

 The Audit Committee reports as follows with respect to the audit of River’s financial statements for the fiscal year ended December 31, 2008, included in River’s Shareholder Annual Report accompanying this Proxy Statement (“2008 Audited Financial Statements”):

The Committee has reviewed and discussed River’s 2008 Audited Financial Statements with River’s management.

The Committee has discussed with its independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of River’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from River. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of River’s 2008 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that River’s 2008 Audited Financial Statements be included in River’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

This Report is respectfully submitted by the Audit Committee of River’s Board of Directors.

Audit Committee Members

Robert W. Anger
Michael J. Hensley
Lillian Sue Livers
Fred W. Koehler
Charles J. McKay

Accountants

BKD, LLP has served as auditors for River since 2000. A representative of BKD, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Audit Committee has not yet completed the process of selecting an independent public accounting firm to audit its books, records and accounts for the fiscal year ended December 31, 2009.

Accountant’s Fees

Audit Fees. The firm of BKD, LLP (“BKD”) served as River’s independent public accountants for each of the last two fiscal years ended December 31, 2007 and 2008. The aggregate fees billed by BKD for the audit of River’s financial statements included in its annual report on Form 10-K and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2007 and 2008, were $80,500 and $84,750, respectively.

Audit-Related Fees. BKD billed fees for assurance and related services by BKD that are reasonably related to the audit or review of River’s financial statements and that were not covered by the Audit Fees disclosure above aggregating $0 and $0 for the years ended December 31, 2007 and 2008, respectively.

Tax Fees. The aggregate fees billed in each of fiscal 2007 and 2008 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $11,383 and $12,700, respectively.

All Other Fees. In 2007, all other fees were $35,186, and consisted of $601 for compliance, $5,500 for the annual audit of trust operations and $29,085 for assistance with compliance with responsibility under the Sarbanes Oxley Act of 2002.  In 2008, all other fees were $0.

Board of Directors Pre-Approval. River’s Audit Committee formally adopted resolutions pre-approving River’s engagement of BKD to act as its independent auditor for the last two fiscal years ended

December 31, 2008. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2008. River’s independent auditors performed all work described above with their full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires that River’s officers and directors and persons who own more than 10% of River’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish River with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received, and/or written representations from reporting persons that no Forms 5 were required for those persons, River believes that during the fiscal year ended December 31, 2008, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Anthony Brandon reported his grant on September 16, 2008, of a stock option for 5,000 shares at an exercise price of $14.56 per share about six days late.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of River and included in the Proxy Statement and form of proxy relating to that meeting, River must receive the proposal at its main office no later than 120 days in advance of March 18, 2010.

A shareholder proposal submitted for presentation at the Annual Meeting but not for inclusion in River’s proxy statement and form of proxy, will normally be considered untimely if it is received by River later than 120 days prior to the Annual Meeting. If, however, River provides shareholder less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), a proposal shall be considered untimely if it is received by River later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If River receives notice of the proposal after that time, each proxy that River receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in River’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of River at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250.  All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and River’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

River will bear the cost of solicitation of proxies. River will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of River may solicit proxies personally or by telephone without additional compensation.  In addition, River has retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $5,000, plus reasonable out-of-pocket disbursements which are not to exceed $2,000 without the  consent of River.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.
By Order of the Board of Directors

Matthew P. Forrester

March 18, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RIVER VALLEY BANCORP

ANNUAL MEETING OF SHAREHOLDERS APRIL 15, 2009			The Board of Directors recommends a vote “FOR” Proposal 1.
				For	Withhold	For All Except
The undersigned hereby appoints Lonnie D. Collins, with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of River Valley Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 15, 2009, at 3:00 P.M. local time, and at any and all adjournments thereof, as follows:		1.	The election as director of the nominee listed below:	☐	☐	☐
Robert W. Anger Matthew P. Forrester (each for a three-year term)
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:
The Board of Directors recommends a vote “AGAINST” Proposal 2.
				For	Against	Abstain
		2.	Proposal by shareholders requesting the Board of Directors to initiate the appropriate process to implement majority voting for election of directors	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please be sure to date and sign this proxy card in the box below.	Date		This proxy may be revoked at any time prior to the voting thereof.
___________________________ Sign above	___________________________ Co-holder (if any) sign above		The undersigned acknowledges receipt from River Valley Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED AS FOLLOWS:
• “FOR” PROPOSAL 1
• “AGAINST” PROPOSAL 2

IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

--------------------------------------------------------------------------------------------------------------------------------------------
é Detach above card, sign, date and mail in postage paid envelope provided. é

RIVER VALLEY BANCORP

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign as your name appears on the envelope in which this card was mailed.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 15, 2009

The Annual Report to Shareholders and the Proxy Statement are Available at:
http://www.cfpproxy.com/5503